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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Novellus Systems, Inc. for the registration of $500,000,000 of its common stock, preferred stock, depository shares, warrants, debt securities and warrants to purchase debt securities and to the incorporation by reference therein of our reports dated January 17, 2000, with respect to the consolidated financial statements of Novellus Systems, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1999 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                                   ERNST & YOUNG LLP

San Jose, California
April 3, 2000